Exhibit 99.1

Contacts:
AT EPIX
Peyton Marshall, Chief Financial Officer
Angela Elrod, Investor Relations Manager
(617) 250-6012

FOR IMMEDIATE RELEASE

June 7, 2004

Schering submits MS-325 for Magnetic Resonance Angiography marketing approval in the EU
-Second regulatory filing positions innovative blood pool agent for MRA-

Cambridge, MA, June 7, 2004 - EPIX Medical, Inc. (NASDAQ:  EPIX) announced today that MS-325, its new intravenous blood pool contrast agent for Magnetic Resonance Angiography (MRA), has been submitted for marketing approval in the European Union (EU) by its worldwide marketing partner, Schering AG, Germany (FSE: SCH, NYSE: SHR).  MS-325 is designed specifically for vascular imaging in patients using MRA. The product, co-developed by EPIX and Schering AG was submitted for marketing approval in the United States in December 2003, and if approved by regulatory authorities, could aid in the early diagnosis of vascular complications and disease.

Millions of people worldwide suffer from various forms of vascular disease. In the EU alone more than 2 million people are hospitalized and an estimated 4 million patients per year undergo invasive, catheter-based X-ray angiography (XRA). MRA with MS-325 may represent an alternative to XRA as a minimally invasive and cost-effective method. The product uniquely demonstrates prolonged blood residence time which may allow radiologists to visualize the complete vascular system by MRA with a single MS-325 injection. MS-325 enhanced MRA, therefore, may provide the clinician with a robust and flexible tool to perform a comprehensive diagnostic work-up as compared to either invasive X-ray techniques or MRA with currently available extracellular contrast media.

About EPIX

EPIX, based in Cambridge, MA, is a leading developer of innovative pharmaceuticals, specializing in targeted MRI contrast agents for the diagnosis and clinical management of disease. The Company believes that MS-325, its lead product under development, has the potential to be an alternative to invasive X-ray angiography for diagnostic vascular imaging.  On the strength of four successful MS-325 Phase III clinical trials, the Company submitted a New Drug Application (NDA) to the FDA in December 2003 which was accepted for filing in February 2004.  Schering AG, the market leader in MRI contrast agents, is the worldwide sales and marketing partner for MS-325.  EPIX is also collaborating with Schering AG in the development of its second drug candidate, EP-2104R, for imaging blood clots using MRI, and in a research partnership to discover novel compounds for MRI.  To receive the latest EPIX news and other corporate developments, please visit the EPIX website at www.epixmed.com.

This news release contains forward-looking statements based on current expectations of the Company’s management.  Such statements are subject to risks and uncertainties which could cause actual results to differ from those projected, including risks and uncertainties related to the conduct of, and results obtained from, our clinical trials, our dependence on corporate collaborations, our ability to develop multiple applications for our products and technologies, market acceptance of our products, reimbursement policies of third-party payors with respect to our products, competition and technological change.